                                                                     EXHIBIT 4.3

                     SOUTHWEST BANCORPORATION OF TEXAS, INC.
                    NON-EMPLOYEE DIRECTORS DEFERRED FEE PLAN

         1. Purpose. The purpose of the Plan is to provide Non-Employee Directors an opportunity to defer payment of all or a portion of their Director's Fees in accordance with the terms and conditions set forth herein.

         2. Definitions. For the purposes of the Plan, the following capitalized words shall have the meanings set forth below:

         "Bank" means Southwest Bank of Texas National Association, a wholly-owned subsidiary of the Company.

         "Bank Board" means the Board of Directors of the Bank.

         "Board" means the Board of Directors of the Company.

         "Committee" means the committee of the Board which has been appointed by the Board to administer the Plan or, if none, the Board.

         "Common Stock" means the common stock, par value $1.00 per share, of the Company.

         "Company" means Southwest Bancorporation of Texas, Inc.

         "Deferral Election Form" means a document, in a form approved by the Company, pursuant to which a Non-Employee Director makes a deferral election under the Plan.

         "Deferral Period" means each calendar year. The first Deferral Period under the Plan shall commence January 1, 2002. If an individual becomes eligible to participate in the Plan after the commencement of a Deferral Period, the Deferral Period for that individual shall be the remainder of such Deferral Period following his Election Date.

         "Deferred Benefit" means an amount that will be paid on a deferred basis under the Plan.

         "Deferred Compensation Account" means the bookkeeping account established for each Non-Employee Director for purposes of measuring his or her Deferred Benefit and shall include subaccounts for Deferred Benefits that are to be paid at different times and/or in a different manner.

         "Director's Fee" means the cash portion of the annual retainer fee and any other fees payable for service on the Board or the Bank Board, including, without limitation, any meeting fees or fees for serving as a chair of any committee of the Board or the Bank Board.

         "Election Date" means the day immediately preceding the commencement of a Deferral Period. If an individual first becomes eligible to participate in the Plan after the start of a Deferral Period, the Election Date shall be not later than the thirtieth day following the initial date such individual became a Non-Employee Director.

         "Fair Market Value" means the closing sales price of a share of Common Stock on the applicable date (or, if there was no trading in the shares on such date, on the next preceding date on which there was trading) on the principal exchange or system on which the shares are sold, as reported in The Wall Street Journal or other reporting service approved by the Committee.

         "Non-Employee Director" means a member of the Board or the Bank Board who is not an employee of the Company or any of its subsidiaries.

         "Phantom Stock Unit" means a bookkeeping unit representing the equivalent in value of one share of Common Stock.

         "Plan" means the Southwest Bancorporation of Texas, Inc. Non-Employee Director Deferred Fee Plan.

         3. Administration.

            (a) The Plan shall be administered by the Committee.

            (b) The Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to make factual determinations in connection with the administration or interpretation of the Plan, and to make any other determinations that it believes are necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Deferral Election Form to the extent the Committee deems desirable to carry the Plan into effect. Any decision of the Committee in the administration of the Plan shall be final and conclusive. The Committee may act only by a majority of its members, except that the members thereof may authorize any one or more of the Committee members to execute and deliver documents on behalf of the Committee.

            (c) Each member of the Committee and each other person acting at the direction of or on behalf of the Committee shall not be liable for any determination or anything done or omitted to be done by him or by any other member of the Committee or any other such individual in connection with the Plan, except for his own gross negligence or willful misconduct or as expressly provided by statute, and to the extent permitted by law and the bylaws of the Company, shall be fully indemnified and protected by the Company with respect to such determination, act or omission.

         4. Shares Available. The Company is authorized to credit up to 25,000 Phantom Stock Units and to issue up to 25,000 shares of Common Stock, respectively, under the Plan (the "Plan Limit"). Such shares of Common Stock may be newly issued shares of Common Stock or reacquired shares of Common Stock held in the treasury of the Company.

         5. Deferral of Director's Fees.

            (a) Deferral Elections.

                            (i) General Provisions. Unless the Committee
                   provides otherwise, Non-Employee Directors may elect to defer all, one-half or none of their Director's Fees with respect to a Deferral Period in the manner provided in this Section
                   5. A Non-Employee Director's Deferred Benefit is at all times nonforfeitable.

                            (ii) Deferral Election Forms. In order for a
                   Non-Employee Director to participate in the Plan for a given Deferral Period, a Deferral Election Form, completed and signed by him, must be delivered to the Company on or prior to the applicable Election Date. A new Deferral Election Form must be submitted by a Non-Employee Director for each Deferral Period. A Non-Employee Director electing to participate in the Plan for a given Deferral Period shall indicate on his Deferral Election Form:

                                     (A) the percentage of the Director's Fees
                            for the Deferral Period to be deferred, which election shall be irrevocable for such Deferral Period, and

                                     (B) the timing and manner of payment of the
                            Director's Fees deferred for that Deferral Period. Any subsequent change as to the timing and manner of payment of Deferred Benefits already credited to the Non-Employee Director's Deferred Compensation Account shall not be effective if (i) the Non-Employee Director ceases to be a member of the Board and Bank Board within 12 months following the date of such election change or (ii) the change is made less than 12 months prior to a previously elected payment date, unless the Committee consents to such change.

                            (iii) Effect of No Deferral Election. A Non-Employee
                   Director who does not have a completed Deferral Election Form on file with the Company on or prior to the applicable Election Date for a Deferral Period may not defer his Director's Fees for such Deferral Period.

            (b) Establishment of Deferred Compensation Accounts. A Non-Employee Director's deferrals will be credited to a Deferred Compensation Account set up for that Non-Employee Director by the Company in accordance with the provisions of this Section 5.

            (c) Crediting of Phantom Stock Units to Deferred Compensation Accounts.

                            (i) Number of Phantom Stock Units. The portion of
                   the Director's Fees that a Non-Employee Director elects to defer shall be credited to the Deferred Compensation Account in Phantom Stock Units as of the last business day of the fiscal quarter in which such portion of the Director's Fees would otherwise have been payable to the Non-Employee Director in cash. The number of Phantom Stock Units to be credited to the Deferred Compensation Account shall be determined by dividing (1) the amount of the Director's Fees deferred during such quarter by (2) the Fair Market Value of a share of Common Stock as of the date of crediting, and (3) multiplying such result by 1.25. Any partial Phantom Stock Unit that results from the application of the previous sentence shall be rounded up to the nearest whole Phantom Stock Unit.

                            (ii) Dividend Equivalents. In the event that the
                   Company pays any cash or other dividend or makes any other distribution in respect of the Common Stock, the Deferred Compensation Account of a Non-Employee Director will be credited with additional Phantom Stock Units determined by dividing (A) the amount of cash, or the value (as determined by the Committee) of any securities or other property, paid or distributed in respect of a corresponding number of shares of Common Stock by (B) the Fair Market Value of a share of Common Stock as of the date of such payment or distributions. Any partial Phantom Stock Unit that results from the application of the previous sentence shall be rounded up to a whole Phantom Stock Unit. Such credit shall be made effective as of the date of the dividend or other distribution in respect of the Common Stock.

                            (iii) No Rights as Stockholder. The crediting of
                   Phantom Stock Units to a Non-Employee Director's Deferred Compensation Account shall not confer on the Non-Employee Director any rights as a stockholder of the Company.

                   (d) Written Statements of Account. The Company will furnish each Non-Employee Director with a statement setting forth the value of such Non-Employee Director's Deferred Compensation Account as of the end of each Deferral Period and all credits to and payments from the Deferred Compensation Account during the Deferral Period. Such statement will be furnished as soon as reasonably practical after the end of the Deferral Period.

                   (e) Manner of Payment of Deferred Benefit. Payment of the Deferred Benefits shall be in shares of Common Stock. Payment shall be made either in a single lump sum or in a series of five or fewer annual installments, as elected by the Non-Employee Director. The amount of each installment payment to a Non-Employee Director shall be determined in accordance with the formula B/(N-P), where "B" is the total value of the Deferred Compensation Account as of the installment calculation date, "N" is the number of installments elected by the Non-Employee Director and "P" is the number of installments previously paid to the Non-Employee Director. Any partial unit resulting in the calculation above will be settled in cash.

                   (f) Commencement of Payment of Deferred Benefit. Payment of a Non-Employee Director's Deferred Compensation Account, including subaccounts, shall commence as soon as reasonably practicable after the earlier to occur of:

                       (i) his or her termination as a member of the Board and
                   the Bank Board; and

                       (ii) the date specified in the Deferral Election Form
                   executed by the Non-Employee Director.

                   (g) Death. In the event of a Non-Employee Director's death, the Non-Employee Director's entire Deferred Benefit will be distributed in a lump sum to the Non-Employee Director's beneficiary as soon as reasonably practicable after the date of death.

                   (h) Restrictions on Transfer. The Company shall pay all Deferred Benefits payable under the Plan only to the Non-Employee Director or beneficiary designated under the Plan to receive such amounts. Neither a Non-Employee Director nor his beneficiary shall have any right to anticipate, alienate, sell, transfer, assign, pledge, encumber or change any benefits to which he may become entitled under the Plan, and any attempt to do so shall be void. A Deferred Benefit shall not be subject to attachment, execution by levy, garnishment, or other legal or equitable process for a Non-Employee Director's or beneficiary's debts or other obligations.

          6. Designation of Beneficiary.

                   (a) Beneficiary Designations. Each Non-Employee Director may designate a beneficiary to receive any Deferred Benefit due under the Plan on the Non-Employee Director's death by executing a beneficiary designation form provided by the Company.

                   (b) Change of Beneficiary Designation. A Non-Employee Director may change an earlier beneficiary designation by executing a later beneficiary designation form and delivering it to the Company. The execution of a beneficiary designation form and its receipt by the Company revokes and rescinds any prior beneficiary designation form.

          7. Recapitalization or Reorganization.

                   (a) Authority of the Company and Stockholders. The existence of the Plan shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks having rights superior to or affecting the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                   (b) Change in Capitalization. Notwithstanding any other provision of the Plan, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, stock split, combination, exchange of shares or other transaction: (i) such proportionate adjustments as may be necessary (as determined by the Committee in its sole discretion) to reflect such change shall be made to prevent dilution or enlargement of the rights of Non-Employee Directors under the Plan with respect to the aggregate number of shares of Common Stock authorized to be awarded under the Plan and the number of Phantom

          Stock Units credited to a Non-Employee Director's Deferred Compensation Account, and (ii) the Committee may make such other adjustments, consistent with the foregoing, as it deems appropriate in its sole discretion.

                   (c) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, all Deferred Benefits credited to the Non-Employee Director's Deferred Compensation Account as of the date of the consummation of a proposed dissolution or liquidation shall be paid in cash to the Non-Employee Director or, in the event of death of the Non-Employee Director prior to payment, to the beneficiary thereof on the date of the consummation of such proposed action. The cash amount paid for each Phantom Stock Unit shall be the Fair Market Value of a share of Common Stock as of the date of the consummation of such proposed action.

          8. Plan Limit, Termination and Amendment of the Plan.

                   (a) If the Plan Limit has been reached, no additional Director Fees may be deferred after that date and any dividend equivalents credited thereafter shall be credited as a bookkeeping "cash" amount, rather than as Phantom Stock Units, and shall be credited with interest, until paid in cash, at the Company's prime rate of interest each valuation date.

                   (b) General Power of Board. Notwithstanding anything herein to the contrary, the Board may at any time and from time to time terminate, modify, suspend or amend the Plan in whole or in part and, upon termination of the Plan, immediately settle all Phantom Stock Units in shares of Common Stock notwithstanding any deferral elections to the contrary; provided, however, that no such termination, modification, suspension or amendment shall be effective without stockholder approval if such approval is required to comply with any applicable law or stock exchange rule; and, provided further, that the Board may not, without stockholder approval, increase the maximum number of shares issuable under the Plan, except as provided in
          Section 7(b) above.

          9. Miscellaneous.

                   (a) No Right to Reelection. Nothing in the Plan shall be deemed to create any obligation on the part of the Board or Bank Board to nominate any of its members for reelection by the Company's stockholders, nor confer upon any Non-Employee Director the right to remain a member of the Board or Bank Board for any period of time, or at any particular rate of compensation.

                   (b) Unfunded Plan.

                            (i) Generally. This Plan is unfunded. Amounts
                   payable under the Plan will be satisfied solely out of the general assets of the Company subject to the claims of the Company's creditors.

                            (ii) Deferred Benefits. A Deferred Benefit
                   represents at all times an unfunded and unsecured contractual obligation of the Company and each Non-Employee Director or beneficiary will be a general unsecured creditor of the

                   Company. No Non-Employee Director, beneficiary or an other person shall have any interest in any fund or in any specific asset of the Company by reason of any amount credited to him hereunder, nor shall any Non-Employee Director, beneficiary or any other person have any right to receive any distribution under the Plan except as, and to the extent, expressly provided in the Plan. The Company will not segregate any funds or assets for Deferred Benefits or issue any notes or security for the payment of any Deferred Benefits. Any reserve or other asset that the Company may establish or acquire to assure itself of the funds to provide benefits under the Plan shall not serve in any way as security performance of the Company under the Plan.

                   (c) Other Compensation Arrangements. Benefits received by a Non-Employee Director pursuant to the provisions of the Plan shall not be included in, nor have any effect on, the determination of benefits under any other arrangement provided by the Company.

                   (d) Securities Law Restrictions. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Executive may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission or any exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No shares of Common Stock shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

                   (e) Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

                   (f) Certain references to Company to include Bank. Where applicable, e.g., Sections 5 and 9(b), references to the "Company" shall include the Bank.

                   (g) Applicable Law. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to conflicts of law principles.

                   (h) Effective Date. The Plan shall be effective as of January 1, 2002.